Directors’ Nonqualified Deferred Compensation Program
Federal Home Loan Bank of Topeka

(Restated effective December 31, 2008)

This Directors’ Nonqualified Deferred Compensation Program (Program) provides each director of the Federal Home Loan Bank of Topeka (Bank) the option of deferring all or a portion of the fees earned by the director in any calendar year to a subsequent calendar year.  This unfunded Program is primarily intended to provide deferred compensation for a select group of management and is intended to comply with all applicable law, including Internal Revenue Code (the “Code”) Section 409A.

1)
Deferral Election.  In order to utilize the deferral option provided by this Program, a director must file an election form with the Bank electing to defer all or a portion of the fees the director will earn in a calendar year.  Any election to defer director’s fees earned in a calendar year will become irrevocable on the first day of that calendar year.

a)	The election form must be filed with the Bank prior to the beginning of the calendar year for which a deferral election will be in effect.

b)
Notwithstanding subsection (a), a director appointed or elected to the board of directors after the beginning the of the calendar year may elect to defer fees in that initial calendar year so appointed or elected, provided that an election form is filed with the Bank within thirty (30) days after the date he or she first becomes eligible to participate in the Program, or within such other earlier deadline as may be established by the Bank, in its sole discretion, in order to participate for that calendar year.

2)
Account.  The Bank will maintain a separate memorandum account (Account) for each director deferring fees under the Program.  All deferred fees will be credited to the Account and interest will be credited or debited to the Account pursuant to procedures set forth in this Program.  The Account constitutes an unsecured claim against the general assets of the Bank, equal in priority to other unsecured claims against the Bank.  A director has no entitlement of claim to the Account until payments are due under the Program.  Deferred fees and accrued interest are not held in trust for a director.

3)
Interest Accrual.  The Account will earn interest at a rate equal to the Bank’s return on equity in the prior calendar year calculated in accordance with generally accepted accounting principles, excluding any impact or adjustment required because of Financial Accounting Standards No. 133 (referred to as the Bank’s pre-FAS 133 return on equity).  Interest on the Account will be computed and credited quarterly.

4)	Distribution of Account.

a.
In conjunction with the filing of an election form, a director may make an election as to when and in what manner the director is to be paid the balance of the Account.  A benefit shall be payable under the Program to or on account of a director only upon the following distribution events (the “Distribution Event”):  the director’s cessation of his or her role as a director, death, Disability, or a Change of Control of the Bank, except as provided in Sections 7, 8, or 12.  Payment shall commence ninety (90) days after the director’s Distribution Event.  Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.  For purposes of this Program, “Change of Control” has the meaning set forth in Code Section 409A and the Treasury Regulations promulgated thereunder.

b.
A director may elect to have the balance of the Account paid in a lump sum or in five equal consecutive annual installments.  Such election shall be made at the time the director’s deferral election is made.  If no election is made, the entire Account balance shall be paid in a lump sum, which shall commence ninety (90) days after the director’s Distribution Event.  Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

5)
Beneficiaries.  A director may designate one or more beneficiaries to receive the balance of the director’s Account, including the relative portion of the Account to go to each beneficiary if more than one beneficiary is designated in the event the director dies before the Account is fully distributed to the director.  A director may make an election as to when and in what manner the beneficiaries are to be paid the balance of the Account.  Such designation may be changed by a director at any time by delivering to the Bank in writing a new beneficiary designation.

a)
A director may elect to have the balance of the Account paid to the beneficiaries in a lump sum or in five equal consecutive annual installments, which shall commence ninety (90) days after the director’s death. Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

6)	Prohibition on Assignment. No right or claim of any director or any designated beneficiary under the Program may be assigned, transferred, pledged or encumbered.

7)	Taxes.

a)
For each calendar year in which an annual contribution amount credited to a director’s Account Balance becomes vested, to the extent required or applicable the Bank shall withhold from that portion of the director’s base salary, bonus and/or commissions, in a manner determined by the Bank, the director’s share of FICA and other employment taxes on the applicable annual contribution amounts.  The Bank may, in its sole discretion, make or change any administrative elections necessary to maximize the tax benefit available to the Bank or the director.

b)
Distributions.  The Bank may withhold from any payments made to a director under this Program all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Bank.

c)
Income Inclusion Pursuant to Code Section 409A.  In the event that any portion of a director’s Account Balance is required to be included in income by the director prior to receipt of any distribution under this Program because of a violation of the requirements of Code Section 409A, the Bank may withhold from the director all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such income inclusion, in amounts and in a manner determined in the sole and absolute discretion of the Bank.  If necessary, the director’s annual contribution amount may be reduced to pay any taxes and to pay income tax withholdings associated with Code Section 409A.

8)	Early Distribution. A director may apply for premature distribution of the director’s Account in the event of Unforeseeable Emergency or Total Disability.

a)
Unforeseeable Emergency.  While serving as a director with the Bank, a director may, in the event of an Unforeseeable Emergency causing severe financial hardship, request a withdrawal from the director’s Account.  The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of the director’s Account, and shall be subject to approval by the Committee.  For purposes of this Section 8, an “Unforeseeable Emergency” means a severe financial hardship resulting from a sudden or unexpected illness or accident of the director or one of the director’s dependents, loss of property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the director’s control and which hardship the director is unable to satisfy with funds reasonably available from other sources.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case as determined by the Committee.  Notwithstanding the foregoing, a director may not receive a payout from the Program to the extent that the Unforeseeable Emergency would be inconsistent with Code Section 409A.  If the Committee approves the director’s petition for payout because of an Unforeseeable Emergency, the director’s benefit distribution date shall occur within ninety (90) days following the date of such approval (or at such later time permitted under Code Section 409A).

b)
Total Disability.  While still serving as a director with the Bank, a director may, in the event of Total Disability, request a total distribution from the director’s Account.  Unless otherwise specified in existing board policy, or as otherwise mandated under Code Section 409A, a director is Totally Disabled if:

i.
The director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months; or

ii.
The director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or

iii.
The director will be deemed Totally Disabled under this Section 8 if determined to be disabled by the Social Security Administration.  Furthermore, director will be deemed Totally Disabled under this Section 8 if determined to be disabled in accordance with a disability insurance program, provided that the definition under such program complies with Subsection i or ii.

An application for premature distribution must be made in writing to the Committee.  No director who is subject to the claim under consideration shall possess or exercise any control, influence, or authority over the administration or processing of the claim, and shall not take part in any decision-making process involving the claim, to the extent that the involvement would violate Code Section 409A or the regulations promulgated thereunder.  Sufficient documentation shall accompany the application evidencing the director’s serious financial hardship or disability.  The decision of the Committee will be final and no action by the board of directors will be required.

9)
Automatic Distribution of Account Balances Less Than Code Section 402(g) Limitation.  Notwithstanding any other provision of this Program, in the event that a director has experienced a Distribution Event described in Section 4 and has not directed otherwise as part of a prior election, if the director’s Account Balance is less than the allowable limit under Code Section 402(g) for that year, the director’s entire benefit shall automatically be paid in the form of a lump sum payment, which shall commence ninety (90) days after the Distribution Event.  Notwithstanding the preceding sentence, if it is administratively impracticable to make the payment by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

10)
Administrative Committee.  The board of directors may appoint an administrative committee (“Committee”) to administer the plan and process claims.  No director who is subject to the claim under consideration shall possess or exercise any control, influence, or authority over the administration or processing of the claim, and shall not take part in any decision-making process involving the claim, to the extent that the involvement would violate Code Section 409A or the regulations promulgated thereunder.

11)	Governing Law. This program will be governed by and construed in accordance with the laws of the State of Kansas.

12)	Amendment; Termination.

Although the Bank anticipates that it will continue the Program for an indefinite period of time, there is no guarantee that the Bank will not terminate the Program.  Accordingly, the board of directors reserves the right in its sole and absolute discretion to amend, suspend or terminate, in whole or in part, the Program, including but not limited to the termination of any employee’s participation in the Program, without the consent of the Committee, any director, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any director, beneficiary or other person to benefits under the Program which have accrued prior to the date of such action, as determined by the Committee in its sole discretion.  The Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Program or to conform the Program thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Program.  The Bank may in its discretion terminate this Program at any time by giving written notice of termination to any participating director.  In the event of termination, the Bank will maintain the director’s Account but no future deferral of director’s fees will be honored.  The Bank will continue to accrue interest on the Account at the Bank’s return on equity as specified in section (3).

In the event the Program is terminated, the termination shall occur in a manner consistent with the requirements of Code Section 409A, including but not limited to allowing the Bank to terminate and liquidate the Program:  (1) when the Bank has declared bankruptcy, (2) when the Bank has participated in certain Change of Control events, or (3) at the Bank's discretion, subject to certain restrictions and limitations described in Code Section 409A and the regulations promulgated thereunder.

13)
Replacement of Prior Programs.  This Program replaces all prior deferred compensation plans for directors.  All deferred fees and accrued interest under any prior plans or programs will be credited to a director’s Account on the effective date of the Program.